Exhibit 99.1	Earnings Press Release for the quarter ended September 30, 2003

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
C. Lynn Gable
The Bank of Georgia Senior Vice President and CFO
(770) 631-9488

GEORGIA BANCSHARES, INC.REPORTS
THIRD QUARTER RESULTS

PEACHTREE CITY, GA, November 4, 2003 – Georgia Bancshares, Inc., (OTC BB:GABA), the parent company of The Bank of Georgia, today announced net income for the third quarter of 2003 of $366,558, or $.13 per share. Same quarter earnings for 2002 were $206,079, or $.07 per share. Total assets were $191,263,849 at September 30, 2003 as compared to $169,596,858 at September 30, 2002. For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia. The Bank of Georgia opened for business in February 2000, and has locations in Peachtree City, Fayetteville, Newnan and Tyrone, Georgia. A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans (including home equity lines of credit), credit cards, drive-through windows, ATMs, on-line banking, and Visa check cards. For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans, the level of allowance loan losses, the rate of delinquencies and amounts of charge-offs, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2003	2002
Assets:	(Unaudited)
Cash and cash equivalents:
Cash and due from banks	$3,084,506	$4,797,860
Interest bearing deposits in other banks	17,626	531,154
Federal funds sold	7,253,000	0

	10,355,132	5,329,014

Investment Securities:
Securities available-for-sale	36,054,646	34,809,311

	36,054,646	34,809,311

Loans, net	137,760,357	125,750,137
Accrued interest receivable	1,208,908	896,150
Premises and equipment, net	4,736,120	3,828,707
Other assets	1,148,686	1,005,195

Total assets	$191,263,849	$171,618,514

Liabilities:
Deposits:
Noninterest-bearing	$16,403,998	$9,310,602
NOW	6,645,782	8,165,462
Savings	17,261,201	10,110,841
Time deposits $100,000 and over	56,649,380	55,901,433
Other time deposits	71,885,301	59,070,462

Total deposits	168,845,662	142,558,800

Securities sold under agreement to repurchase	445,018	3,230,560
Federal Home Loan Bank advances	2,000,000	2,000,000
Federal funds purchased	0	4,200,000
Stock purchase obligation	369,250	369,250
Income taxes payable	204,200	184,510
Accrued interest payable	410,598	400,842
Other liabilities	217,477	408,975

Total liabilities	172,492,205	153,352,937

Shareholders' Equity
Common stock, $.00512 par value (adjusted for stock splits);
10,000,000 shares authorized, 2,930,732 shares issued and outstanding
(2003); 2,921,800 shares issued and outstanding (2002)	15,006	14,961
Capital surplus	17,254,075	17,199,823
Retained earnings	1,679,342	696,815
Accumulated other comprehensive income	(132,140)	355,750
Cost of 2,714 shares (2003) and 111 shares (2002) of common stock held
by the Company	(44,639)	(1,772)

Total shareholders' equity	18,771,644	18,265,577

Total liabilities and shareholders' equity	$191,263,849	$171,618,514

Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	September 30,
	2003	2002
Interest income:
Interest and fees on loans	$2,531,831	$2,232,453
Interest and dividends on investments	254,230	378,732
Interest on federal funds sold and other interest income	15,864	9,452

Total interest income	2,801,925	2,620,637

Interest expense:
Interest on deposits	1,114,263	1,260,859
Interest on securities sold under agreements to repurchase	2,072	15,323
Interest on other borrowed funds
	5,230	5,039

Total interest expense	1,121,565	1,281,221

Net interest income	1,680,360	1,339,416
Provision for loan losses	18,000	291,733

Net interest income after provision for loan losses	1,662,360	1,047,683

Other income:
Service charges on deposit accounts	61,162	42,220
Other operating income	21,275	19,325
Investment security transactions, net	7,663	94,481

Total other income	90,100	156,026

Other expense:
Salaries and employee benefits	664,444	558,896
Occupancy and equipment expense	139,114	85,966
Legal and Accounting	35,210	25,881
Data Processing	107,232	75,594
Other operating expenses	252,902	148,519

Total	1,198,902	894,856

Income before income taxes	553,558	308,853
Income tax expense	187,000	102,774

Net income	$366,558	$206,079

Basic earnings per share	$0.13	$0.07
Diluted earnings per share	$0.10	$0.06

(outstanding shares adjusted for 5 for 4 stock splits paid October 15, 2002 and
August 20, 2003)